EXHIBIT 5.1

[Letterhead of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC]

May 25, 2011

NN, Inc.
2000 Waters Edge Drive
Building C, Suite 12
Johnson City, Tennessee 37604

Re:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for NN, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to two million five hundred thousand (2,500,000) shares of the Company's common stock, par value $0.01 per share (the "Shares"), issuable under the terms of the Company's 2011 Stock Incentive Plan as referenced in the Registration Statement (the "Plan").

In connection therewith, we have relied upon, among other things, our examination of the Restated Certificate of Incorporation and bylaws of the Company and such other documents, records of the Company, and certificates of its officers and public officials, as we have deemed necessary for purposes of the opinion expressed below.

Based upon the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares covered by the Registration Statement have been duly authorized for issuance and, when issued pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States of America and the corporate laws of the State of Delaware, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, PC

By:    /s/ Matthew S. Heiter
Matthew S. Heiter